Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS

FOR THE FIRST QUARTER OF FISCAL 2010

Wilmington, MA (January 6, 2010) -- UniFirst Corporation (NYSE: UNF) today announced results for the first quarter of fiscal 2010, which ended on November 28, 2009.

Revenues for the first quarter of fiscal 2010 were $256.2 million, a 2.4% decrease from the previous year’s $262.6 million. First quarter net income was $23.6 million or $1.21 per diluted common share, a 25.0% increase from the first quarter of fiscal 2009, when net income was $18.9 million or $0.97 per diluted common share.

“Although our revenues were down compared to the prior year as a result of the impact of millions of U.S. and Canadian job losses, we’re encouraged with the sequential revenue growth achieved in the first quarter,” said Ronald D. Croatti, UniFirst President and Chief Executive Officer. “All of our segments contributed to the growth, with a large portion of the top line improvement coming from the seasonal impact of our Specialty Garments business.”

The Company’s core laundry revenues in the first quarter of 2010 declined 4.9% compared to the same period in fiscal 2009. However, these revenues were up 3.7% when compared to the fourth quarter of fiscal 2009. Income from operations from the core laundry business was up 8.6%, as operating expenses were down $14.5 million compared to the first quarter of 2009.

The decline in our core laundry expenses was primarily the result of lower energy, payroll and merchandise costs. This expense comparison also benefitted from a $1.6 million accounting charge recorded in the first quarter of fiscal 2009 related to a decline in the interest rates used in valuing certain environmental obligations. Other general and administrative expenses, including travel costs, also were lower in fiscal 2010. These benefits were partially offset by higher healthcare costs as well as an increase in depreciation expense.

The Company’s Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, increased its revenues $5.1 million or 29.0% compared to the first quarter of fiscal 2009. This increase in revenues was the result of a larger number of power reactor outages occurring in the first quarter of fiscal 2010 compared to the same period a year ago. As a result of this revenue increase, operating income for this segment increased from $1.7 million in the first quarter of fiscal 2009 to $4.6 million in the first quarter of fiscal 2010.

The Company’s increase in net income for the first quarter of 2010 was also the result of lower interest expense as well as favorable foreign currency fluctuations during the quarter compared to a year ago.

UniFirst continues to generate strong cash flows and maintain a solid balance sheet. At the end of the first quarter of fiscal 2010, the Company had $79.7 million of cash and cash equivalents on hand. Cash produced by operating activities in the first quarter was $47.5 million compared to $26.0 million a year earlier. In addition, as of the end of the first quarter, total debt as a percentage of capital declined to 21.8% from 22.5% at the end of fiscal 2009.

“We’re very pleased with the results we have been able to achieve during these difficult economic times,” Mr. Croatti said. “Although we believe the worst may be behind us from a job loss perspective, we’re cautious with our near term outlook. Top line growth is going to be challenging as we expect that the weak job market will be very slow to recover. We also anticipate that overall expenses will increase from our first quarter and consequently reduce our margins over the remainder of fiscal 2010. On a positive note, we expect to continue producing strong cash flows which will allow us to take advantage of strategic opportunities should they arise.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (EST) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs nearly 10,000 Team Partners who serve more than 200,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 29, 2009 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended

	November 28,	November 29,
(In thousands, except per share data)	2009 (2)	2008 (2)

Revenues	$256,179	$262,554

Operating expenses:
Cost of revenues (1)	149,224	157,063
Selling and administrative expenses (1)	51,472	57,487
Depreciation and amortization	15,056	13,703
Total operating expenses	215,752	228,253

Income from operations	40,427	34,301

Other expense (income):
Interest expense	2,184	2,591
Interest income	(524)	(504)
Foreign exchange (gain) loss	(201)	934
	1,459	3,021

Income before income taxes	38,968	31,280
Provision for income taxes	15,392	12,418

Net income	$23,576	$18,862

Income per share – Basic:
Common Stock	$1.28	$1.03
Class B Common Stock	$1.03	$0.82

Income per share – Diluted:
Common Stock	$1.21	$0.97

Weighted average number of shares outstanding – Basic:
Common Stock	14,440	14,390
Class B Common Stock	4,932	4,935
	19,372	19,325

Weighted average number of shares outstanding – Diluted:
Common Stock	19,434	19,362

Dividends per share:
Common Stock	$0.0375	$0.0375
Class B Common Stock	$0.0300	$0.0300

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	November 28, 2009 (1)	August 29, 2009
Assets
Current assets:
Cash and cash equivalents	$79,708	$60,151
Receivables, net	110,574	97,784
Inventories	39,217	43,586
Rental merchandise in service	75,820	73,063
Deferred income taxes	25,017	24,901
Prepaid expenses	4,989	2,889

Total current assets	335,325	302,374

Property, plant and equipment:
Land, buildings and leasehold improvements	327,586	325,034
Machinery and equipment	358,799	352,511
Motor vehicles	119,117	113,048

	805,502	790,593
Less - accumulated depreciation	418,113	407,823
	387,389	382,770

Goodwill	265,978	261,171
Customer contracts and other intangible assets, net	62,986	60,054
Other assets	2,467	2,416

	$1,054,145	$1,008,785

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$6,522	$6,447
Accounts payable	46,566	41,180
Accrued liabilities	106,131	104,003
Accrued income taxes	14,429	2,437

Total current liabilities	173,648	154,067

Long-term obligations, net of current maturities	175,465	175,568
Deferred income taxes	52,249	52,115

Shareholders' equity:
Common Stock	1,444	1,443
Class B Common Stock	493	493
Capital surplus	20,736	20,137
Retained earnings	628,149	605,262
Accumulated other comprehensive income (loss)	1,961	(300)

Total shareholders' equity	652,783	627,035

	$1,054,145	$1,008,785

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen weeks ended

	November 28,	November 29,	Dollar	Percent
(In thousands, except percentages)	2009 (1)	2008 (1)	Change	Change

Core Laundry Operations	$225,786	$237,504	$(11,718)	-4.9%
Specialty Garments	22,877	17,741	5,136	29.0
First Aid	7,516	7,309	207	2.8
Consolidated total	$256,179	$262,554	$(6,375)	-2.4%

Income from Operations

	Thirteen weeks ended

	November 28,	November 29,	Dollar	Percent
(In thousands, except percentages)	2009 (1)	2008 (1)	Change	Change

Core Laundry Operations	$35,392	$32,604	$2,788	8.6%
Specialty Garments	4,613	1,747	2,866	164.0
First Aid	422	(50)	472	943.0
Consolidated total	$40,427	$34,301	$6,126	17.9%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Thirteen weeks ended (In thousands)	November 28, 2009 (1)	November 29, 2008 (1)
Cash flows from operating activities:
Net income	$23,576	$18,862
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	12,839	11,513
Amortization of intangible assets	2,217	2,190
Amortization of deferred financing costs	67	67
Share-based compensation	359	205
Accretion on asset retirement obligations	142	127
Deferred income taxes	(35)	(52)
Changes in assets and liabilities, net of acquisitions:
Receivables	(11,741)	(10,827)
Inventories	4,510	(2,940)
Rental merchandise in service	(1,534)	2,474
Prepaid expenses	(2,088)	(3,568)
Accounts payable	5,229	(1,199)
Accrued liabilities	1,977	(187)
Accrued income taxes	11,992	9,296
Net cash provided by operating activities	47,510	25,961

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(12,206)	(1,519)
Capital expenditures	(15,796)	(20,532)
Other	(31)	117
Net cash used in investing activities	(28,033)	(21,934)

Cash flows from financing activities:
Proceeds from long-term obligations	—	29,893
Payments on long-term obligations	(103)	(32,584)
Proceeds from exercise of Common Stock options	241	31
Payment of cash dividends	(689)	(687)
Net cash used in financing activities	(551)	(3,347)

Effect of exchange rate changes	631	(2,227)

Net increase (decrease) in cash and cash equivalents	19,557	(1,547)
Cash and cash equivalents at beginning of period	60,151	25,655

Cash and cash equivalents at end of period	$79,708	$24,108

(1) Unaudited